Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113710

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 1, 2004)

SUN HEALTHCARE GROUP, INC.
2,004,499 Shares of Common Stock

_____________________________

This prospectus supplement supplements the prospectus, dated April 1, 2004, relating to the resale of up to 6,443,129 shares of our common stock issuable by us upon exercise of warrants.  We issued these warrants in a private placement on February 20, 2004 pursuant to an exemption from registration contained in Regulation D promulgated under the Securities Act of 1933.  We will not receive any proceeds from the disposition of these shares or interests therein.

The information in this prospectus supplement supplements and amends the information contained in the table under the caption “Selling Securityholders” in the accompanying prospectus.

_____________________________

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 3 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus.

_____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2008

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of August 10, 2008 and the number of shares which may be offered pursuant to this prospectus supplement and the accompanying prospectus for the account of each of the selling securityholders from time to time.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after August 10, 2008, through the exercise or conversion of any stock option, warrant or other right.  To the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates.

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Advantage Advisers Augusta Fund, L.L.C.(3) (4)	34,000	34,000	--	--
Amajac Capital Management, LLC.(5)	8,610	8,610	--	--
Atlas Equity I, Ltd.(6)	287,288	94,488	192,800	*
Blackmore Partners, LP(7)	11,390	11,390	--	--
Bristol Investment Fund, Ltd.(8)	22,000	22,000	--	--
Cerberus Partners, L.P.(9)	314,960	314,960	--	--
Crestview Capital Master, LLC(4)(10)	62,992	62,992	--	--
Del Mar Master Fund, Ltd.(11)	75,748	75,748	--	--
Dunlap Capital Partners, L.P.(12)	91,918	15,748	76,170	*
Geduld Capital Partners, LLC (13)	6,000	6,000	--	--
Jefferies & Co., Inc.(14)	44,439	44,439
LibertyView Funds LP(4)(15)	30,000	30,000	--	--
Mexana Ltd.(16)	40,000	40,000	--	--

OTA, LLC(17)	784,107	784,107	--	--
Portside Growth and Opportunity Fund(18)	31,496	31,496	--	--
Rockmore Investment Fund, Ltd.(19)	14,965	14,965	--	--
John C. Schroer	20,000	20,000
SDS Capital Group SPC, Ltd.(20)	31,496	31,496	--	--
Spectra Capital Management, LLC(4) (21)	12,598	12,598	--	--
Straus Partners LP(22)	23,622	23,622	--	--
Straus-Gept Partners LP(23)	15,748	15,748	--	--
Trust D for a Portion of the Assets of the Kodak Retirement Income Plan.(24)	20,000	20,000	--	--
Warrant Strategies Fund LLC (25)	42,279	42,279	--	--
Roth Capital Partners, LLC(26) (27)	247,813	247,813	--	--

--------------------

*         Less than one percent (1%).

(1)
Assumes that each selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by that selling securityholder.

(2)	Based upon a total number of shares of common stock outstanding as of August 5, 2008 of 43,351,649.

(3)	Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Advantage Advisers Augusta Fund, L.L.C.

(4)
This selling securityholder has identified itself as an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other person, whether directly or indirectly, to distribute such securities.

(5)
Jeffrey W. Priest, Managing Member of Amajac Capital Management, LLC, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Amajac Capital Management, LLC.

(6)
Dmitry Balyasny, President of Balyasny Asset Management, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Atlas Equity I, Ltd.

(7)
Jeffrey W. Priest, Managing Member of Amajac Capital Management, LLC, the General Partner of Blackmore Partners, LP, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Partners, LP.

(8)
Paul Kessler, the manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Bristol Investment Fund, Ltd.  Mr. Kessler disclaims beneficial ownership of such shares.

(9)
Stephen Feinberg, in his capacity as the managing member of Cerberus Associates, L.L.C., the general partner of Cerberus Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Cerberus Partners, L.P.

(10)	Richard Levy and Stewart Flink are the natural persons who directly or indirectly alone or with others have power to vote or dispose of the shares owned by Crestview Capital Master, L.L.C.

(11)	Marc Simons is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Del Mar Master Fund, Ltd.

(12)
David A. Spiller, Managing Member of Dunlap Equity Management, LLC – General Partner of Dunlap Capital Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Dunlap Capital Partners, L.P.

(13)	Steven C. Geduld is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Geduld Capital Partners, LLC.

(14)
Joe Schenk is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Jefferies & Co., Inc.  Jefferies & Co., Inc., has identified itself as a broker-dealer and, accordingly, is considered to be an underwriter under this prospectus supplement and accompanying prospectus.

(15)	Michael Assante is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by LibertyView Funds LP.

(16)	Gerhard Meier is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Mexana Ltd.

(17)
Ira M. Leventhal is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by OTA, LLC.  OTA, LLC has identified itself as a broker-dealer and, accordingly, is considered to be an underwriter under this prospectus supplement and accompanying prospectus.

(18)
Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside.  Ramius Capital disclaims beneficial ownership of the shares held by Portside.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital.  As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.  An affiliate of Ramius Capital is a NASD member.  However, this affiliate will not sell any of such shares of Portside and will receive no compensation whatsoever in connection with sales of such shares.

(19)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of December 28, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock owned by Rockmore Master Fund as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Maser Fund.

(20)	Steven P. Derby is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by SDS Capital Group SPC, Ltd.

(21)	Gregory I. Porges is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Spectra Capital Management, LLC.

(22)	Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus Partners LP.

(23)	Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus-Gept Partners LP.

(24)
Michael Assante of LibertyView Capital Management, the investment advisor to Trust D for a Portion of the Assets of the Kodak Retirement Income Plan, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Trust D for a Portion of the Assets of the Kodak Retirement Income Plan.

(25)	Sean Molloy is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by Warrant Strategies Fund LLC.

(26)	Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG – Farber Fund, L.P.

(27)	This selling securityholder has identified itself as a broker-dealer and, accordingly, is considered an underwriter under this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus supplement and the accompanying prospectus that we have already filed with the SEC, we have incorporated by reference the filings listed below.  This information is considered a part of this prospectus supplement and accompanying prospectus.  These documents are as follows:

(1)	Our annual report on Form 10-K for our fiscal year ended December 31, 2007;

(2)	Our quarterly reports on Form 10-Q for our quarters ended March 31, 2008 and June 30, 2008;

(3)	Our current reports on Form 8-K or 8-K/A filed on February 6, 2008, March 12, 2008, April 3, 2008, April 4, 2008, May 1, 2008 and August 12, 2008; and

(4)	The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing such documents.  Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus supplement and the accompanying prospectus by reference.  Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement and the accompanying prospectus.

You should rely only on the information incorporated by reference, provided in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone else to provide you with  different information.  You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.  However, you should realize that our affairs may have changed since the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus will not reflect such changes.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.